QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.45

SHARE
PURCHASE AGREEMENT

by and among

WH Holdings (Cayman Islands) Ltd.,

Whitney Strategic Partners V, L.P.,

WH Investments Ltd.,

Whitney V, L.P.,

CCG Investments (BVI), L.P.,

CCG Associates-QP, LLC,

CCG Associates-AI, LLC,

CCG Investment Fund-AI, LP,

CCG AV, LLC—SERIES C,

and

CCG AV, LLC—SERIES E

Dated as of July 31, 2002

5.09	Capitalization	11
5.10	Investment Company; Government Regulations	11
5.11	Private Offering	12
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	12
6.01	Authorization; No Contravention	12
6.02	Binding Effect	12
6.03	No Legal Bar	12
6.04	Purchase for Own Account	12
6.05	Broker's, Finder's or Similar Fees	13
6.06	Acredited Investors Status	13
6.07	Governmental Authorization; Third Party Consent	13
ARTICLE 7	INDEMNIFICATION	13
7.01	Indemnification	13
7.02	Procedure; Notification	14
7.03	Registration Rights Agreement	15
ARTICLE 8	AFFIRMATIVE COVENANTS	15
8.01	Financial Statements and Other Information	15
8.02	Preservation of Corporate Existence	18
8.03	Reservation of Shares	18
8.04	Inspection	18
8.05	Books and Records	19
8.06	Use of Proceeds	19
8.07	U.S. Tax Matters	19
8.08	E-Documents	20
ARTICLE 9	MISCELLANEOUS	20
9.01	Survival of Representations and Warranties	20
9.02	Notices	21
	if to the Company:	21
	if to Whitney V:	21
	if to Golden Gate Fund	21
9.03	Successors and Assigns	22
9.04	Amendment and Waiver	22
9.05	Signatures; Counterparts	22
9.06	Headings	22
9.07	Governing Law	23
9.08	Determinations, Request or Consents	23
9.09	Jurisdiction, Waiver of Jury Trial, Etc	23
9.10	Severability	23
9.11	Rules of Construction	23
9.12	Entire Agreement	23
9.13	Certain Expenses	24
9.14	Publicity	24
9.15	Further Assurances	24
9.16	Obligations of the Purchasers	24
9.17	No Strict Construction	24

2

SHARE PURCHASE AGREEMENT

        AGREEMENT, dated as of July 31, 2002, by and among WH HOLDINGS (CAYMAN ISLANDS) LTD. a Cayman Islands company (the "Company"), WHITNEY V, L.P., a Delaware limited partnership, WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership (together, "Whitney V"), and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership, CCG ASSOCIATES-QP, LLC, a Delaware limited liability company, CCG ASSOCIATES-Al, LLC, a Delaware limited liability company, CCG INVESTMENT FUND-AI, LP, a Delaware limited partnership, CCG AV, LLC-SERIES C, a Delaware limited liability company, and CCG AV, LLC-SERIES E, a Delaware limited liability company (collectively, "Golden Gate Fund"), WH INVESTMENTS LTD., a Cayman Islands company ("Investments") and WH ACQUISITION CORP., a Nevada corporation ("Acquisition Corp."). Whitney V, Investments and Golden Gate Fund are sometimes referred to herein collectively as the "Purchasers" and individually as a "Purchaser".

W I T N E S S E T H:

        WHEREAS, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Company up to 100,000,000 shares (the "Purchased Shares") of 12% Series A Cumulative Convertible Preferred Shares, $0.001 par value per share, of the Company (the "Preferred Shares"), upon the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        1.01    Definitions.    As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Acquisition" shall mean WH Acquisition Corp., a Nevada corporation.

        "Affiliate" shall mean any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person and shall include the partners, members or shareholders of such Person.

        "Affiliated Group" shall have the meaning set forth in Section 1504(a) of the Code.

        "Agreement" shall mean this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

        "Articles of Association" shall mean the Amended and Restated Memorandum and Articles of Association of the Company as in effect from time to time which, inter alia, sets forth the terms, limitations and relative rights and preferences of the Preferred Shares and Common Shares.

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

        "By-laws" shall mean, unless the context in which such term is used otherwise requires, the By-laws of the Company's Subsidiaries as in effect from time to time.

        "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Cash" shall mean the currency of the United States of America.

        "Certificate of Incorporation" shall mean, unless the context in which it is used shall otherwise require, the Certificate of Incorporation of a Subsidiary as in effect from time to time.

        "Closing" shall have the meaning assigned to that term in Section 2.05.

        "Closing Date" shall have the meaning assigned to that term in Section 2.05.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

        "Commission" shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

        "Common Shares" shall mean the Common Shares, par value $0.001 per share, of the Company.

        "Compliance Certificate" shall have the meaning given in Section 8.01(c).

        "Condition of the Company" shall mean the assets, business, properties, prospects, operations, or financial condition of the Company and its Subsidiaries, taken as a whole.

        "Contingent Obligation" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

        "Conversion Shares" shall have the meaning assigned to that term in Section 8.03 hereof.

        "Contractual Obligations" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person's property is bound.

        "Credit Agreement" means that certain Credit Agreement to be dated as of the Closing Date by and among the Target, the Company and certain of its subsidiaries, the lenders party thereto and the other agents and arrangers party thereto, as the same may be amended, modified or restated from time to time.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

        "Financial Statements" shall mean the audited financial statements and the unaudited financial statements.

        "GAAP" shall mean generally accepted accounting principles in effect from time to time within the United States, consistently applied.

        "Golden Gate" shall mean Golden Gate. Private Equity, Inc.

        "Golden Gate Monitoring Agreement" shall mean the Golden Gate Monitoring Agreement substantially in the form attached hereto as Exhibit E.

        "Governmental Authority" shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Indebtedness" shall mean as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers' acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person.

        "Initial Public Offering" shall mean the underwritten public offering by either the Company or any of its Subsidiaries of its common shares pursuant to a registration statement (other than a registration statement relating solely to the employee benefit plan or transaction covered by Rule 145 of the Securities Act) that has been filed under the Securities Act and declared effective by the Commission; provided, however, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering.

        "Institutional Shareholder's Agreement" shall mean the Institutional Shareholders' Agreement substantially in form attached hereto as Exhibit C.

        "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred shares and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease

Obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

        "Management Options" shall mean options to purchase not more than 18,717,546 Common Shares granted under the WH Holdings Stock Option Plan.

        "Merger" shall mean the merger of the Acquisition, an indirect wholly owned subsidiary of the Company, with and into Target pursuant to the Merger Agreement.

        "Merger Agreement" shall mean the Agreement of Merger dated as of April 10, 2002 by and among Target, the Company and Acquisition.

        "Note Warrants" shall mean the warrants to purchase not more than 2,040,816 Preferred Shares issued in connection with the offering of the Company's Senior Notes.

        "Person" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

        "Preferred Shares" shall have the meaning ascribed to such term in the first Whereas clause.

        "Pro Forma Balance Sheet" shall mean the pro forma balance sheet of the Company and its Subsidiaries delivered on the Closing Date as a closing delivery under the Credit Agreement.

        "Purchased Shares" shall have the meaning ascribed to such term in the first Whereas clause.

        "Purchasers" shall have the meaning set forth in the first paragraph of this Agreement.

        "Registration Rights Agreement" shall mean the Registration Rights Agreement substantially in the form attached hereto as Exhibit A.

        "Requirements of Law" shall mean as to any Person, provisions of the Articles of Association, Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

        "SEC Reports" with respect to any Person shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since the date of such Person's initial public offering.

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

        "Senior Notes" shall mean the Company's 15.5% Senior Notes Due July 15, 2011.

        "Shareholders' Agreement" shall mean the Shareholders' Agreement substantially in the form attached hereto as Exhibit B.

        "Subscription Agreements" shall mean the subscription agreements entered into between the Company and certain members of management and distributors of Target.

        "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to

"Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company as if the Merger had occurred.

        "Target" shall mean Herbalife International, Inc.

        "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, share capital, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Transaction Documents" shall mean collectively, this Agreement, the Registration Rights Agreement, the Institutional Shareholders' Agreement, the Shareholders' Agreement, the Merger Agreement, the Subscription Agreements, the Articles of Association, the Golden Gate Monitoring Agreement and the Whitney Monitoring Agreement.

        "Whitney" shall mean Whitney & Co., LLC.

        "Whitney Monitoring Agreement" shall mean the Whitney Monitoring Agreement substantially in the form attached hereto as Exhibit F.

        1.02    Accounting Terms; Financial Statements.    All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Financial statements and other information furnished pursuant to this Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement. "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by the Company; (b) changes in accounting principles recommended by the Company's certified public accountants and implemented by the Company; and (c) changes in carrying value of the Company's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles to the purchase and sale of the Purchased Shares or the other transactions described in the Transaction Documents, or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma Balance Sheet. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

        1.03    Knowledge of the Company.    All references to the knowledge of the Company or to facts known by the Company shall mean actual knowledge or notice of the Chairman, Chief Executive Officer, President, Chief Financial Officer or other executive officer of the Company, any of its Subsidiaries or any division of the Company or any of its Subsidiaries or knowledge which such Person could reasonably have acquired through the exercise of due inquiry.

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED SHARES

        2.01    Purchase and Sale of the Purchased Shares.    Subject to the terms and conditions herein set forth and to adjustments as provided for in Sections 2.02 and 2.03 below, the Company agrees that it will issue and sell to the Purchasers and, (i) Whitney V agrees that it will acquire from the Company on the Closing Date, the number of Purchased Shares set forth on the Schedule of Purchasers attached hereto and (ii) Golden Gate Fund agrees that it will acquire from the Company on the Closing Date, the number of Purchased Shares set forth on the Schedule of Purchasers attached hereto. The Purchased Shares shall have the powers, rights and preferences set forth in the Articles of Association. The purchase price for the Purchased Shares shall be $1.76 per share. The number of Purchased Shares to be purchased, and the aggregate purchase price to be paid, by each entity of which Whitney V and Golden Gate Fund is composed is set forth opposite the name of such entity on the Schedule of Purchasers attached hereto and shall be appropriately adjusted to reflect any adjustments provided for in Sections 2.02 and 2.03. Each Purchaser's obligation to purchase the Purchased Shares is several, and not joint.

        2.02    Adjustment to Number of Purchased Shares.    Prior to the Closing Date, the Company may, in its sole discretion, reduce the aggregate number of Purchased Shares to be issued and sold hereunder by up to 23.14% (23,140,000 Preferred Shares) and sell such Preferred Shares to certain members of management and distributors of Target in a transaction to be consummated on the Closing Date (the "Aggregate Sell Down Shares"). The first $10,000,000 (based on the purchase price thereof) of Aggregate Sell Down Shares shall be deducted from Preferred Shares that would otherwise have been purchased by Whitney V. Any subsequent reduction in excess of $10,000,000 shall be borne 63.9% by Whitney V and 36.1% by the Golden Gate Fund. The Company shall notify the Purchasers of any such reduction in the Purchased Shares to be purchased hereunder immediately prior to the Closing Date. At the Closing, Investments will purchase 22,000,000 Preferred Shares less the number of shares purchased by distributors of the Target as of the Closing ("Unsold Shares"), and such purchase shall reduce the dollar amount of the Preferred Shares otherwise to be purchased by Whitney V and Golden Gate Fund in accordance with the provisions of this Section 2.02. Whitney V and Golden Gate Fund will contribute funds to Investments according to their respective ownership percentages of Investments determined pursuant to Section 2.03 to enable Investments to purchase the Unsold Shares at the Closing. Investments will hold such Unsold Shares purchased by it as of the Closing for resale in accordance with the Plan of Distribution described in that certain Private Placement Memorandum of the Company dated July 15, 2002 (the "Private Placement Memorandum").

        2.03    WH Investments Ltd.

        (a)   Whitney V and Golden Gate Fund agree that if the aggregate purchase price of the Preferred Shares purchased by management and distributors of the Target at the Closing is greater than or equal to $10,000,000, then Whitney V shall own 63.9% of Investments and Golden Gate Fund shall own 36.1% of Investments, and any subsequent distributions of the cash proceeds from the resale of the Unsold Shares shall be apportioned based on such ownership percentages. Thus, if the provisions of this Section 2.03(a) are operative, Whitney V and Golden Gate Fund will be issued 6,390 and 3,610 shares, respectively, of Investments at the Closing. If such shares were issued before the Closing, Whitney V or Golden Gate Fund, as the case may be, shall transfer an adequate number of issued but unpaid shares so that their ownership in Investments shall be as described above.

        (b)   Whitney V and Golden Gate Fund agree that if the aggregate purchase price of the Preferred Shares purchased by management and distributors of Target at the Closing is less than $10,000,000, their respective ownership percentages of Investments (to be allocated between them out of an aggregate of 10,000 shares of Investments to be issued as of or shortly prior to the Closing) shall be determined in accordance with this Section 2.03(b). Whitney V shall own a percentage of Investments equal to a fraction, the numerator of which is (i) $10,000,000 less the aggregate purchase price of Preferred Shares purchased by management and distributors of Target at the Closing (the "Priority Amount") plus (ii) 63.9% of the difference between (A) the aggregate purchase price of the Unsold Shares minus (B) the result of clause (i) above, and the denominator of which is the aggregate purchase price of Unsold Shares. Golden Gate Fund shall own the balance of Investments not owned by the Whitney V.

        (c)   Immediately following the receipt of any proceeds from the secondary sales of any Unsold Shares by Investments, Investments shall distribute such proceeds to Whitney V and Golden Gate Fund according to their respective ownership interests in accordance with Section 2.03(a) hereof, if Section 2.03(a) is operative, or otherwise in accordance with this Section 2.03(c). Whitney V and Golden Gate Fund agree that if the aggregate purchase price of the Preferred Shares purchased by management and distributors of Target at the Closing is less than $10,000,000, then Golden Gate Fund shall assign its entitlement to distributions from Investments in respect of the proceeds of resale of Unsold Shares and shall instruct Investments to pay such distributions directly to Whitney V until Whitney V has received from Investments, with respect to its entitlement and the entitlement assigned to it by Golden Gate Fund an aggregate amount of cash distributions equal to the Priority Amount. Thereafter, Whitney V and Golden Gate Fund agree that cash distributions from Investments in respect of the proceeds of the resale of the Unsold Shares shall be divided as follows: 63.9% to Whitney V and 36.1% to Golden Gate Fund.

        (d)   Immediately following the termination or expiration of the secondary offerings described in the Private Placement Memorandum, Investments shall distribute the remaining Unsold Shares to Whitney V and the Golden Gate Fund according to their respective ownership percentages determined in accordance with Section 2.03(a) hereof, if Section 2.03(a) is operative, or otherwise in accordance with the following. If all of the Priority Amount has not been paid to Whitney V by cash distribution pursuant to Section 2.03(c), Whitney V shall receive a number of Unsold Shares equal to the unpaid Priority Amount divided by $1.76. Thereafter, or if all of the Priority Amount has been paid to Whitney V by cash distribution pursuant to Section 2.03(c), Whitney V and Golden Gate Fund shall receive Unsold Shares as a distribution as follows: 63.9% to Whitney V and 36.1% to Golden Gate Fund.

        (e)   All expenses of Investments, whether incurred in connection with the resale of Preferred Shares to distributors of target as described in the Private Placement Memorandum dated July 15th, 2002 or otherwise shall be paid for by the Company.

        2.04    Fees at Closing; Annual Fees.    Concurrently with the execution hereof, the Company and Target shall have executed and delivered the Golden Gate Monitoring Agreement and the Whitney Monitoring Agreement, and all fees and expenses due and payable under each such agreement as of the Closing Date shall have been paid.

        2.05    Closing.    The purchase and issuance of the Purchased Shares shall take place at the closing (the "Closing") to be held at the offices of Chadbourne & Parke, LLP, 30 Rockefeller Plaza, New York, New York at 10:00 a.m., New York time, immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the "Closing Date"). At the Closing, the Company shall issue the Purchased Shares and deliver share certificates representing the number of Purchased Shares to be purchased by each Purchaser pursuant to this Article 2, against delivery, in each case, to the Company of the aggregate purchase price therefore required to be paid by each Purchaser. Payment of such purchase price shall be by wire transfer to an account designated by the Company.

        2.06    Financial Accounting Positions; Tax Reporting.    Each of the parties hereto agrees to take reporting and other positions with respect to the Purchased Shares which are consistent with the purchase price of the Purchased Shares set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or Commission rules (in which case the parties agree only to take positions inconsistent with the purchase price of the Purchased Shares set forth herein provided that the Purchasers have consented thereto, which consent shall not be unreasonably withheld). Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Purchased Shares which are consistent with the purchase price of the Purchased Shares set forth herein for all other purposes, including without limitation, for all federal, state and local tax purposes.

ARTICLE 3

CONDITIONS TO THE OBLIGATIONS OF THE
PURCHASERS TO PURCHASE THE PURCHASED SHARES

        The obligation of each Purchaser to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waived by, each of the Purchasers of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company, except to the extent expressly so waived.

        3.01    Representations and Warranties.    The representations and warranties of the Company contained in Article 5 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date, and each Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Closing Date, and executed by the Chief Executive Officer, President or a Vice President of the Company.

        3.02    Compliance with this Agreement.    The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

        3.03    Documents.    Each Purchaser shall have received true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may reasonably request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to such Purchaser.

        3.04    Purchase of Securities Permitted by Applicable Laws.    The acquisition of and payment for the Purchased Shares to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchasers or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and each Purchaser shall have received such certificates or other evidence as it may reasonably request to establish compliance with this condition.

        3.05    Approval of Counsel to the Purchasers.    All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Company and each of its Subsidiaries hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to counsel to each Purchaser, in its reasonable judgment.

        3.06    Consents and Approvals.    All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance by the Company, or enforcement against the Company, of the Transaction Documents to which it is a party shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

        3.07    HSR.    The applicable waiting period (and any extension thereof) under the HartScott-Rodino Act shall have expired or been terminated.

        3.08    Registration Rights Agreement.    The Company shall have duly executed and delivered the Registration Rights Agreement.

        3.09    Shareholders' Agreement.    The Shareholders' Agreement shall have been duly executed and delivered by all of the parties thereto.

        3.10    Institutional Shareholders' Agreement.    The Institutional Shareholders' Agreement shall have been duly executed and delivered by all parties thereto.

        3.11    Articles of Association.    The Company shall have filed, and the Companies' Registrar of The Cayman Islands shall have registered the Articles of Association (among other things, authorizing the Preferred Shares), in a form and substance satisfactory to each Purchaser.

        3.12    No Material Judgment or Order.    There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of either Purchaser, would prohibit the purchase of the Purchased Shares hereunder or subject either Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Shares were to be purchased hereunder.

        3.13    Good Standing Certificates.    The Company shall have delivered to each Purchaser as of the Closing Date (dated not more than five days prior to the Closing Date), good standing certificates for the Company and each of its Subsidiaries (to the extent a concept of good standing is relevant in such jurisdiction of incorporation) for each of their respective jurisdictions of incorporation.

        3.14    No Litigation.    No litigation brought by a Governmental Authority shall be pending, and no litigation shall be threatened by any Governmental Authority, which seeks to enjoin or prohibit the consummation of the transactions contemplated by the Transaction Documents and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect.

        3.15    Merger.    The Purchasers shall not be obligated to purchase the Purchased Shares unless the conditions precedent to consummation of the Merger shall have been satisfied or waived.

        3.16    Financing.    The Target shall have available not less than $165 million of unrestricted cash which has been used to consummate the Merger. Acquisition will have received the gross proceeds of its $162.9 million offering of 11.75% Senior Subordinated Notes, as described in that certain Offering Memorandum dated June 21, 2002. Target will have received the net proceeds of the $180 million term loan to be made pursuant to the Credit Agreement, and the Credit Agreement will be in full force and effect. Target shall have available to it a revolving credit facility with UBS AG, Stamford Branch, in an undrawn amount of $25 million. The Company shall have received the net proceeds of its $24 million offering of Senior Notes.

        3.17    Simultaneous Purchase.    Each of the other Purchasers shall have purchased and paid for its Purchased Shares as of the Closing.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS OF THE
COMPANY TO ISSUE AND SELL THE PURCHASED SHARES

        The obligations of the Company to issue and sell the Purchased Shares and to perform its other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date:

        4.01    Representations and Warranties.    The representations and warranties of each Purchaser contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

        4.02    Representations and Warranties in Merger Agreement.    The representations and warranties of Target and its subsidiaries contained in the Merger Agreement shall be true and correct at and as of the date of the Merger Agreement and the Closing Date as if made at and as of such date.

        4.03    Compliance with this Agreement.    Each Purchaser shall have performed and complied with all of its respective agreements and conditions set forth or contemplated herein that are required to be performed or complied with by such Purchaser on or before the Closing Date.

        4.04    Merger.    The Company shall not be obligated to issue and sell the Purchased Shares unless the conditions precedent to consummation of the Merger shall have been satisfied or waived.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each Purchaser as follows:

        5.01    Corporate Existence and Power.    The Company and each of its Subsidiaries: (a) is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is, duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the Condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party.

        5.02    Corporate Authorization; No Contravention.    The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchased Shares: (a) has been duly authorized by all necessary corporate, and if required, shareholder action; (b) do not and will not contravene the terms of the Articles of Association of the Company or the Certificate of Incorporation or By-Laws of any Subsidiary, or any amendment thereof or any Requirement of Law applicable to such Person or such Person's assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any Contractual Obligation of the Company or any of its Subsidiaries; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or any of its Subsidiaries.

        5.03    Governmental Authorization; Third Party Consents.    No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including, without limitation, the issuance of shares upon the conversion of the Purchased Shares), or enforcement against, the Company of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for the lapse of the waiting period under the Hart-Scott-Rodino Act, which has already occurred and the filing of a Form D with the Commission.

        5.04    Binding Effect.    This Agreement has been, and each of the Transaction Documents to which the Company will be a party to will be, duly executed and delivered by the Company, and this Agreement constitutes, and, upon such execution and delivery, such Transaction Documents will constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

        5.05    No Legal Bar.    Neither the execution, delivery or performance of the Transaction Documents nor the issuance of or performance of the terms of the Purchased Shares will violate any Requirement of Law or any Contractual Obligation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has previously entered into any agreement which is currently in effect or to which the Company or any of its Subsidiaries is currently bound, granting any rights to any Person which are inconsistent with the rights to be granted by the Company in the Transaction Documents.

        5.06    Compliance with Laws.    The Company and each of its Subsidiaries are in compliance with all Requirements of Law.

        5.07    Taxes.    For U.S. tax classification purposes pursuant to Treasury Department Regulation Section 301.7701-2, the Company is classified as an association taxable as a corporation. No election has been made under Treasury Regulation Section 301.7701-3 to treat the Company or any Subsidiary as a partnership or disregarded entity for U.S. tax purposes.

        5.08    Operating Company.    The Company is "an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital" within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F.R. § 2510.3-101.

        5.09    Capitalization.    As of the Closing Date, the authorized share capital of the Company consists of 250,000,000 Common Shares, of which 10 shares are issued and outstanding (which will be repurchased by the Company simultaneously with the Closing) and 103,000,000 Preferred Shares, 100,000,000 of which will be issued and outstanding upon the consummation of the transactions contemplated hereby and by the Subscription Agreements. All of the Company's issued and outstanding share capital (including the Purchased Shares) is, and the Common Shares issuable upon conversion of the Preferred Shares, when issued, will be, validly issued, fully paid and nonassessable and shall be free and clear of all Liens (other than as provided in the Shareholders' Agreement and Institutional Shareholders' Agreement) and the issuance of foregoing has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person and will not result in the issuance of any additional share capital of the Company or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Company. On the Closing Date, except for the Preferred Shares to be sold pursuant to this Agreement or the Subscription Agreements, the Management Options and the Note Warrants, there is no outstanding share capital or any securities convertible into or exchangeable for share capital of the Company or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe to share capital of the Company or any of its Subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any of its Subsidiaries is a party relating to the issuance of any share capital of the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights. Neither the Company nor any of its Subsidiaries is obligated to repurchase any of their share capital or any securities convertible into or exchangeable for their share capital or any options, warrants or other rights.

        5.10    Investment Company; Government Regulations.    The Company after giving effect to the transactions contemplated hereby will not be required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Indebtedness.

        5.11    Private Offering.    No form of general solicitation or general advertising was used by the Company or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Purchased Shares. No registration of the Purchased Shares or Common Shares issuable upon conversion of the Purchased Shares pursuant to the provisions of the Securities Act or any applicable state securities or "blue sky" laws will be required for the offer, sale or issuance of the Purchased Shares pursuant to this Agreement or of the Common Shares issuable upon the conversion of the Purchased Shares. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Purchased Shares or any other security so as to require the registration of the Purchased Shares or Common Shares issuable upon conversion of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such Purchased Shares or Common Shares issuable upon conversion of the Purchased Shares are so registered.

ARTICLE 6

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASERS

        Each Purchaser hereby represents and warrants severally, and not jointly, as to itself as follows:

        6.01    Authorization; No Contravention.    The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

        6.02    Binding Effect.    This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        6.03    No Legal Bar.    The execution, delivery and performance of this Agreement by it will not violate any Requirement of Law applicable to it.

        6.04    Purchase for Own Account.    The Purchased Shares to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Purchased Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If any Purchaser should in the future decide to dispose of any of the Purchased Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing any of the Purchased Shares to the following effect:

    "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

        6.05    Broker's, Finder's or Similar Fees.    There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

        6.06    Acredited Investors Status.    Such Purchaser is an "accredited investor" within the meaning of Rule 501 (a) of Regulation D of the Securities Act as presently in effect and is either purchasing for its own account or for the account of another "accredited investor".

        6.07    Governmental Authorization; Third Party Consent.    No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby, except, in the case of Whitney V, of the lapse of the waiting period under the Hart-Scott-Rodino Act, which has already occurred and the filing of a Form D with the Commission.

ARTICLE 7

INDEMNIFICATION

        7.01    Indemnification.

          (a)   In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each Purchaser and its respective Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "Liabilities") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company or any of its Subsidiaries in this Agreement, the Registration Rights Agreement, the Shareholders' Agreement, or the other Transaction Documents, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, the Purchased Shares or the other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any Purchaser, the Company, any of its Subsidiaries or any holders of equity or Indebtedness of the Company or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the Company's or any Subsidiary's name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided, however, that the Company shall not be liable under this Section 7.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted solely from the willful misconduct or bad faith of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted solely from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from (i) the willful misconduct or bad faith of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document.

          (b)   Each of the Company and Acquisition (together, the "Indemnifying Pariesy", and each an "Indemnifying Party") agrees, jointly and severally, to indemnify and hold harmless each of Indemnified Parties to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in connection therewith) (collectively, "lTransaction Liabilities") resulting from, arising out of, or in any way related to the Merger or any other transaction or proposed transaction involving the sale or other disposition or acquisition of Target and/or the business and assets of Target, regardless of when or where such action is brought (including, without limitation, the action pending in Superior Court of the State of California in the County of San Francisco brought by Rosemont Associates Inc. and Joseph P. Urso against Whitney & Co., LLC, and filed as Case No. CGC-02-409712). If and to the extent that the foregoing indemnification is unenforceable for any reason, Indemnifying Parties shall make the maximum contribution to the payment and satisfaction of such Acquisition Liabilities that shall be permissible under applicable law. In connection with the obligation of Indemnifying Parties to indemnify for expenses as set forth above, each Indemnifying Parties further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse, without duplication, each Indemnified Party for all such expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation) incurred by such Indemnified Party as they are incurred by such Indemnified Party.

        7.02    Procedure; Notification.    Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 7, notify the appropriate Indemnifying Parties or Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party so to notify such Indemnifying Parties or Indemnifying Party of any such action shall not relieve either Indemnifying Party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in such Indemnifying Party's forfeiture of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the appropriate Indemnifying Parties or Indemnifying Party of the commencement thereof, such Indemnifying Parties or Indemnifying Party shall, without any reservations of rights, be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Indemnifying Parties or Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of such Indemnifying Parties or Indemnifying Party and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between such Indemnifying Parties or Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Indemnifying Parties or Indemnifying Party be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. Each Indemnifying Parties agree that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. No Indemnifying Party shall be liable for any settlement of any claim, action or proceeding effected by an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

        7.03    Registration Rights Agreement.    Notwithstanding anything to the contrary in this Article 7, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

ARTICLE 8

AFFIRMATIVE COVENANTS

        For so long as any shares of Preferred Shares are outstanding (unless a longer period of time is specified in this Article 8), the Company hereby covenants and agrees with each Purchaser as follows:

        8.01    Financial Statements and Other Information.    The Company shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). The Company shall deliver to each Purchaser each of the financial statements and other reports described below (in each case, one (1) copy of each such financial statement or report, as the case may be, shall be forwarded to the attention of Mr. Daniel O'Brien of Whitney and one (1) copy of each such financial statement or report, as the case may be, shall be forwarded to Mr. Jesse Rogers of Golden Gate, or such other person as may be designated in writing by such Purchaser from time to time):

          (a)    Monthly and Quarterly Financial Information.    As soon as available and in any event within thirty (30) days after the end of each month, the Company shall deliver (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries, as at the end of such month and the related consolidated and consolidating statements of income, shareholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month (and, with respect to financial statements delivered for months that are also the last month of any fiscal quarter, accompanied by the related consolidated and consolidating statements of income, shareholders' equity and cash flow for such fiscal quarter) and (ii) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

          (b)    Year-End Financial Information.    As soon as available and in any event within ninety (90) days after the end of the fiscal year of the Company, the Company shall deliver (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, shareholders'

  equity and cash flow for such fiscal year, (ii) a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (iii) a report with respect to the financial statements from PriceWaterhouseCoopers or another "Big Four" firm of certified public accountants (excluding Arthur Andersen) selected by the Company and reasonably acceptable to the Purchasers, which report shall be issued pursuant to an audit conducted by such firm of certified public accountants in conformity with GAAP. Such report shall contain an "Unqualified" opinion (as such term is defined in AU Section 508.10 of the American Institute of Certified Public Accountants Professional Standards). Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to this subsection 8.01(b), the Company shall deliver to each Purchaser a copy of a letter from the Company to such accounting firm, which letter shall have been delivered to such accounting firm prior to its delivery of such financial statements, stating that an intent of the Company in engaging the accounting firm's professional services to prepare the audit report relating to such financial statements was to benefit and influence each Purchaser and its successors or assigns. Such letter shall state -that each Purchaser intends to rely on the audit report and the accounting firm's professional services provided to the Company and its Subsidiaries.

          (c)    Company's Compliance Certificate.    Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 8.01 (a) and 8.01(b) above, the Company shall deliver or cause to be delivered a fully and properly completed compliance certificate (in substantially the form attached hereto as Exhibit D (or in such other form or substance as shall be satisfactory to Purchasers) and referred to as a "Compliance Certificate") signed by the chief executive officer or chief financial officer of the Company.

          (d)    Accountants' Reports.    Promptly upon receipt thereof, the Company shall deliver copies of all significant reports submitted by the Company's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

          (e)    Management Reports.    Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to subsections 8.01(a) and 8.01(b), the Company will deliver a management report (i) describing the operations and financial condition of the Company and its Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (ii) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 8.01(f) and (iii) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of the Company and its Subsidiaries as at the dates and for the periods indicated.

          (f)    Projections.    No earlier than sixty (60) days prior nor later than thirty (30) days prior to the end of each fiscal year beginning with the current fiscal year, the Company shall prepare and deliver to each Purchaser projections of the Company and its Subsidiaries for the next succeeding fiscal year, on a month to month basis and for the following two (2) fiscal years on a quarter to quarter basis, including a balance sheet as at the end of each relevant period and income statements and statements of cash flows for each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period.

          (g)    SEC Filings and Press Releases.    Promptly upon their becoming available, the Company shall deliver copies of (i) all SEC Reports of the Company and each Subsidiary, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Company or any of its Subsidiaries to their security holders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning material developments in the business the Company or any of its Subsidiaries.

          (h)    Events of Default, Etc.    Promptly upon the Company obtaining knowledge of any of the following events or conditions, the Company shall deliver copies of all notices given or received by the Company or any of its Subsidiaries with respect to any such event or condition and a certificate of the Company's Chief Executive Officer specifying the nature and period of existence of such event or condition and what action the Company has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes a breach of any provision of this Agreement or any other Transaction Document; (ii) any notice that any Person has given to the Company or any Subsidiary, or any other action, taken with respect to a claimed default in any agreement evidencing Indebtedness with an outstanding principal amount in excess of $500,000 or any other material agreement to which the Company or any Subsidiary is a party; or (iii) any event or condition that could reasonably be expected to result in any material adverse effect on the Condition of the Company.

          (i)    Litigation.    Promptly upon any officer of the Company obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed by the Company to each Purchaser or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries which, in each case, is reasonably possible to have a material adverse effect on the Condition of the Company, the Company will promptly give notice thereof to each Purchaser and provide such other information as may be reasonably available to them to enable each Purchaser and its counsel to evaluate such matter.

          (j)    Subsidiaries.    Not less than fifteen (15) days prior to creating a Subsidiary or acquiring the stock of, or other equity interests in, a Person, such that such Person will become a Subsidiary, the Company shall notify each Purchaser of the Company's or any of its Subsidiary's intention to create such Subsidiary or acquire such stock or equity interests, and following such notice such Subsidiary will not be created or acquired until the Company has caused each Subsidiary to execute a joinder to this Agreement, and the other Transaction Documents in form and substance satisfactory to each Purchaser.

          (k)    Notice of Corporate Changes.    The Company shall provide prompt written notice to each Purchaser of (i) all jurisdictions in which the Company or any of its Subsidiaries becomes qualified after the Closing Date to transact business, and (ii) any material change after the Closing Date in the authorized and issued share capital or other equity interests of the Company or any of its Subsidiaries or any other material amendment to their charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable.

          (l)    No Defaults.    The Company shall deliver to each Purchaser concurrently with the delivery of the financial statements referred to in subsection 8.1(b), a certificate of the Company's Chief Financial Officer in the form of stating that to his or her knowledge no breach of this Agreement or any Transaction Document shall have occurred during the period covered thereby, except as specified in such certificate.

          (m)    Bank Accounts.    Neither the Company nor any Subsidiary shall establish any bank account or other account with any financial institution unless it provides each Purchaser with prior written notice thereof.

          (n)    Other Information.    With reasonable promptness, the Company shall deliver such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably required by either Purchaser.

          (o)    Publicly Available Information.    Notwithstanding anything to the contrary contained in subsection 8.01(a), 8.01(b), or 8.01(e), at such time, and for so long as (and only for so long as), the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the annual and quarterly information and reports and the management reports required to be delivered by the Company pursuant to subsections 8.01(a), 8.01(b) and 8.01(e) hereof shall not be required to be provided by the Company to the Purchasers, provided that the Company shall promptly provide to each Purchaser all information and reports required to be delivered by the Company under the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, as in effect on the date hereof.

        8.02    Preservation of Corporate Existence.    The Company shall, and shall cause each of its Subsidiaries to:

          (a)   preserve and maintain in full force and effect its corporate (or, as applicable, limited liability partnership or other entity) existence;

          (b)   conduct its business in accordance with sound business practices, keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

          (c)   file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by each Governmental Authority.

        8.03    Reservation of Shares.    The Company shall at all times reserve and keep available out of its authorized share capital, solely for the purpose of issuance or delivery upon conversion of the Purchased Shares, the maximum number of shares of share capital that may be issuable or deliverable upon such exercise or conversion (the "Conversion Shares"). The Conversion Shares shall, when issued or delivered in accordance with the Articles of Association, be duly and validly issued and fully paid and non-assessable. The Company shall issue such share capital in accordance with the provisions of the Articles of Association and shall otherwise comply with the terms thereof.

        8.04    Inspection.    The Company will permit, and will cause each of its Subsidiaries to permit, representatives of each Purchaser to visit and inspect any of their properties, to examine their corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their respective directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice; provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of any Purchaser, including, without limitation, any knowledge obtained by such Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights any Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

        8.05    Books and Records.    The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with GAAP consistently applied to the Company and its Subsidiaries taken as a whole.

        8.06    Use of Proceeds.    The Company shall use the proceeds of the sale of Purchased Shares hereunder only as follows: (i) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents, (ii) for the payment of Merger Consideration (as defined in the Merger Agreement), and (iii) for general corporate purposes.

        8.07    U.S. Tax Matters.    (a)    For so long as either Purchaser or any of their successors or assigns holds any share capital (collectively, the "Holders"), or rights to, directly or indirectly, acquire share capital, of the Company, including, without limitation, securities, directly or indirectly, exercisable for, convertible into or exchangeable for share capital of the Company (collectively, "Capital Stock"), the Company and its Subsidiaries shall provide each Holder with such co-operation and information as such Holder may reasonably request for the purposes of filing any tax return, amended tax return or claim for refund, determining a liability for taxes or a right to refund of taxes, participating in or conducting any audit or other proceeding in respect of taxes, or claiming the benefit of any tax treaty under which any withholding tax can be eliminated or reduced, or under which a refund of a tax credit may be claimed in each case relating to their subscription or holding of or enjoyment of rights attaching to such Holder's Capital Stock, including without limitation, (A) information necessary for such Holder to determine whether the Company is a "passive foreign investment company" within the meaning of Code Section 1297 ("PFIC"), a "controlled foreign corporation" within the meaning of Code Section 957 ("CFC"), or a "foreign personal holding company" within the meaning of Code Section 552 ("FPHC"); (B) for each year for which such Holder determines that the Company was or may have been a PFIC, information (including complying with applicable reporting requirements) necessary in order to enable such Holder to timely make a "qualified electing fund" election pursuant to Section 1295 of the Code or to make any similar election under any successor provision or legislation; (C) such co-operation and information as is required to timely comply with the U.S. federal income tax reporting and any related requirements of a U.S. person owning shares in a FPHC or of a "United States shareholder" of a CFC, within the meaning of Section 951(b) of the Code (a "United States Shareholder").

          (b)   The co-operation and information to be provided by the Company and its Subsidiaries pursuant to subsection (a) above shall include (without limitation):

              (i)  providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by authorities;

             (ii)  making the Company's employees, its Subsidiaries' employees, and the Company's accounting firms available on a basis mutually convenient to the parties to provide explanations of any documents or information provided by the Company; and

            (iii)  retaining all tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company and its Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statutory limitation period including extensions which applies generally (and not in cases of fraud or neglect) in relation to the bringing of claims by any tax authority in relation to the taxable periods to which such tax returns and other documents relate.

          (c)   Without limiting the foregoing, in any taxable year, the Company and each of its Subsidiaries shall, in respect of each taxable year, (A) prepare and maintain books and records in accordance with U.S. tax accounting principles on a December 31, U.S. tax year basis,

  (B) calculate its accumulated earning and profits for U.S. federal income tax purposes ("E&P"), (C) calculate its current E&P for each year and (D) calculate the aggregate amount included in the gross income of all shareholders under section 951 of the Code for each year (assuming, for this purpose, that each shareholder is a "U.S. shareholder" within the meaning of Section 951(b) of the Code). The Company and each of its Subsidiaries shall prepare and make available the information described in this subsection to the shareholders of the Company in such form as the shareholders shall reasonably request as soon as practical after such determination is made, but in no event later than March 15 of the following year. The Company shall retain independent advisors acceptable to the shareholders to assist with the foregoing and will bear the expenses associated with such independent advisors.

          (d)   Prior to April 15 of the taxable year following the taxable year to which the distribution relates pursuant to Section 8.07(c) above, the Company shall, to the extent of its Available Cash (as defined below), declare and pay to each Tax Amounts Recipient (as defined in the Credit Agreement) its or his pro rata share of the Tax Amounts Payment (as defined in the Credit Agreement)."

          "Available Cash" shall mean, as determined by the Board of Directors of the Company, the Company's and its Subsidiaries' cash less such portion thereof reasonably necessary for all of the Company's and its Subsidiaries' expenses, anticipated working capital needs, capital improvements, replacements, and contingencies; provided that the determination of Available Cash shall not be given effect unless such determination has been approved by the holders of not less than 75% of the Capital Stock held by all Holders (calculated on a fullydiluted basis). The distributions under this Section 8.07(d) shall not be made to the extent they would render the Company insolvent or necessitate borrowings (other than under any existing credit facility) by the Company.

          (e)   The Company shall promptly notify each Holder of any proposed issuance of Capital Stock by the Company or any proposed transfer, of which the Company is or becomes aware, of any Capital Stock by any shareholder of the Company.

          (f)    The Company shall bear all costs and expenses incurred in its performance of the undertakings set forth in this Section 8.07.

          (g)   The Company will not make any elections to treat the Company as anything other than an association taxable as a corporation for U.S. federal income tax purposes.

        8.08    E-Documents.    The Company shall, promptly following the Closing, cause its counsel to deliver via e-mail to each Purchaser and its Counsel, electronic versions of the Transaction Documents in either Microsoft Word or PDF Format. The Whitney copies shall be e-mailed to James Fordyce at jfordyce@whitney.com. The Golden Gate copies shall be e-mailed to Jesse Rogers at jesse@goldengatecap.com.

ARTICLE 9

MISCELLANEOUS

        9.01    Survival of Representations and Warranties.    All of the representations and warranties and covenants and agreements made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Purchaser, acceptance of the Purchased Shares and payment therefor, or termination of this Agreement.

        9.02    Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

  if to the Company:

    WH Holdings (Cayman Islands) Ltd.
    c/o M&C Corporate Services Limited
    P.O. Box 309GT
    Ugland House
    South Church Street
    Georgetown, Grand Cayman
    Cayman Islands
    Telecopier: (345) 949 8080
    Attention: Alasdair Robertson

  if to Whitney V:

    Whitney V, L.P.
    177 Broad Street
    Stamford, Connecticut 06901
    Telecopier: (203) 975-1422
    Attention: Daniel J. O'Brien

    with a copy to:

    Chadbourne & Parke LLP
    30 Rockefeller Plaza
    New York, NY 10112
    Telecopier:            (212) 541 5369
    Attention: Thomas C. Meriam

  if to Golden Gate Fund

    c/o Golden Gate Private Equity, Inc.
    One Embarcadero Center
    Suite 3300
    San Francisco, CA 94111
    Telecopier: (415) 627-4501
    Attention: Jesse Rogers

    with a copy to:

    Kirkland & Ellis
    200 E. Randolph Drive
    Chicago, IL 60601
    Telecopier: (312) 861-2200
    Attention: Gary M. Holihan

[ADD NOTICE PROVISION FOR ACQUISITION]

        All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

        9.03    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, (i) prior to the Closing Date, (A) a Purchaser may assign its right under this Agreement to purchase all or part of such Purchaser's portion of the Purchased Shares to any other Purchaser or (B) a Purchaser may assign its rights under this Agreement to Affiliates, (ii) after the Closing Date, a Purchaser may assign any of its rights under any of the Transaction Documents to any Person (in accordance with the restrictions set forth in the Transaction Documents) and (iii) any holder of the Purchased Shares or the Conversion Shares may assign, in whole or in part, the Purchased Shares or the Conversion Shares to any Person subject to the Shareholders' Agreement and Institutional Shareholders' Agreement. The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchasers, and any such purported assignment by the Company without such written consent of the Purchasers shall be void and of no effect. Except as provided in Article 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

        9.04    Amendment and Waiver.    (a)    No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

          (b)   No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms any such provision may be made orally.

          (c)   Any (i) amendment, supplement or modification hereto, (ii) consent hereunder or (iii) waiver of any provision (collectively, "Modification") of this Agreement shall be effective as to all parties hereto if given pursuant to a written agreement signed by the Company and the holders of at least 75% of all the then outstanding Purchased Shares. No Modification of any of the provisions of Article 2, Article 8 or Section 9.04(b), 9.04(c) or 9.04(d) shall be effective without the prior written consent of all of the parties hereto.

          (d)   Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement made or given in conformity herewith, shall (i) apply to all of the parties hereto and their successors and assigns and (ii) be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

        9.05    Signatures; Counterparts.    Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        9.06    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        9.07    Governing Law.    This Agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such state.

        9.08    Determinations, Request or Consents.    All determinations, requests, consents, waivers or amendments to be made by any Purchaser in its opinion or judgment or with its approval or otherwise pursuant to the Transaction Documents shall be made with respect to the Purchased Shares, by the holders of the requisite amount of the Purchased Shares.

        9.09    Jurisdiction, Waiver of Jury Trial, Etc.    (a)    Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the Purchased Shares, or any agreements or transactions contemplated hereby or thereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 9.02, such service to become effective 10 days after such mailing.

          (b)   Each of the Company and its Subsidiaries hereby waivess its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, the Purchased Shares or any of the other Transaction Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Each of the Company and its Subsidiaries (i) certifies that no representative, agent or attorney of Whitney V or Golden Gate Fund has represented, expressly or otherwise, that Whitney V or Golden Gate Fund would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that Whitney V and Golden Gate Fund has been induced to enter into this Agreement and the other Transaction Documents to which it is party by, among other things, the waivers and certifications contained herein.

        9.10    Severability.    If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

        9.11    Rules of Construction.    Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

        9.12    Entire Agreement.    This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter, including without limitation, that certain letter agreement and the attached term sheet dated April 10, 2002 between Whitney & Co., LLC and Golden Gate Private Equity, Inc.

        9.13    Certain Expenses.    The Company will pay all expenses of each Purchaser (including, without limitation, fees, charges and disbursements of counsel) in connection with any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto (including, without limitation, a response to a request by the Company for the Purchasers' consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents.

        9.14    Publicity.    Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by each of the other parties hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, Whitney, Golden Gate and their affiliates may list the Company's name and logo, and describe the Company's business in their marketing materials and may post such information on their website.

        9.15    Further Assurances.    Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, any postclosing assignment(s) by the Purchasers of a portion of the Purchased Shares or the Conversion Shares to a Person not currently a party hereto.

        9.16    Obligations of the Purchasers.    Each Purchaser's obligations and the obligations of the Company hereunder are subject to the execution and delivery of this Agreement by each of the Purchasers. The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts or omissions of any other Purchaser. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchasers shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of the Purchasers to rely thereon.

        9.17    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement and such other Transaction Document shall be construed as if drafted jointly by the parties hereto and thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Signature Page to Share Purchase Agreement]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

WH HOLDINGS (CAYMAN ISLANDS) LTD.
By:	/s/ STEVEN E. RODGERS Name: Steven E. Rodgers Title: President
WH INVESTMENTS LTD.
By:	/s/ STEVEN E. RODGERS Name: Steven E. Rodgers Title:

[Signature Page to Share Purchase Agreement]

WHITNEY V, L.P.
By:	Whitney Equity Partners V, LLC, Its General Partner
By:	/s/ ILLEGIBLE Name: A Managing Member
WHITNEY STRATEGIC PARTNERS V, L.P.
By:	Whitney Equity Partners V, LLC, Its General Partner
By:	/s/ ILLEGIBLE Name: A Managing Member
CCG INVESTMENTS (BVI), L.P. CCG ASSOCIATES—QP, LLC CCG ASSOCIATES—AI, LLC CCG INVESTMENT FUND—AI, LP CCG AV, LLC—SERIES C CCG AV, LLC—SERIES E
By:	Golden Gate Capital Management, L.L.C.
Its:	Autorized Representative
By:	/s/ JESSE T. ROGERS
Name:	Jesse T. Rogers
Its:	Managing Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

[Signature Page to Share Purchase Agreement]

WH ACQUISITION CORP.
By:	/s/ STEVEN E. RODGERS Name: Steven E. Rodgers A Managing Member

EXHIBIT A

Registration Rights Agreement

(SEE TAB 54)

i

EXHIBIT B

Shareholders Agreement

(SEE TAB 53)

EXHIBIT C

Institutional Shareholders Agreement

(SEE TAB 55)

EXHIBIT D

COMPLIANCE CERTIFICATE

WH HOLDINGS (CAYMAN ISLANDS) LTD.

Date:            , 20

        This certificate is given by WH Holdings (Cayman Islands) Ltd., a Cayman Islands company (the "Company"), pursuant to Section 9.01(c) of that certain Share Purchase Agreement dated as of [            ], 2002 by and among the Company, Whitney V, L.P., Whitney Strategic Partners V, L.P., CCG Investments (BVI), L.P., CCG Associates-QP, LLC, CCG Associates-AI, LLC, CCG Investment Fund-AI, LP, CCG AV, LLC-SERIES C and CCG AV, LLC-SERIES E, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time (the "Agreement"). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

        The officer executing this certificate is the Chief Financial Officer of the Company and as such is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate such officer hereby certifies that:

          (a)   the financial statements delivered with this certificate in accordance with Section 9.1(a) and/or 9.1(b) of the Agreement fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates of such financial statements and their results of operations and cash flows for the periods then ended;

          (b)   he has reviewed the terms of the Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by such financial statements;

          (c)   such review has not disclosed the existence during or at the end of such accounting period, and he has no knowledge of the existence as of the date hereof, of any condition or event that constitutes a breach of any provision of the Transaction Documents, except as set forth in Exhibit A hereto, which includes a description of the nature and period of existence of such breach and what action the Company has taken, is undertaking and proposes to take with respect thereto; and

          (d)   the Company and its Subsidiaries are in compliance with the covenants contained in Article 9.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Financial Officer this    day of            , 20    .

WH HOLDINGS (CAYMAN ISLANDS) LTD.
By:

Name:
Title: Chief Financial Officer

        [SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

v

EXHIBIT E

GOLDEN GATE MONITORING AGREEMENT

(SEE TAB 184)

EXHIBIT F

WHITNEY MONITORING AGREEMENT

(SEE TAB 183)

Schedule of Purchasers

Purchaser	Number of Purchased Shares	Purchase Price Per Share	Aggregate Principal Price
Whitney Fund
Whitney V, L.P.	48,687,883		$85,690,674.08
Whitney Strategic Partners V, L.P.	426,832		$751,224.32
subtotal:	49,114,715	$1.76	$86,441,898.40
Golden Gate Fund
CCG Investments (BVI), L.P.	24,619,552		$43,330,411.52
CCG Associates—QP, LLC	1,237,600		$2,178,176.00
CCG Associates—AI, LLC	115,074		$202,530.24
CCG Investments Fund—AI, LP	329,823		$580,488.48
CCG AV, LLC—SERIES C	812,182		$1,429,442.32
CCG CI, LLC—SERIES E	634,672		$1,117,022.72
subtotal:	28,986,503	$1.76	$48,838,069.28
Investments
WH Investments Ltd.	14,840,922	$1.76	$26,120,022.72
TOTAL:	92,942,240	$1.76	161,399,990.40

i

QuickLinks

TABLE OF CONTENTS
SHARE PURCHASE AGREEMENT
W I T N E S S E T H
ARTICLE 1 DEFINITIONS
ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED SHARES
ARTICLE 3 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE PURCHASED SHARES
ARTICLE 4 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO ISSUE AND SELL THE PURCHASED SHARES
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 AFFIRMATIVE COVENANTS
EXHIBIT A Registration Rights Agreement (SEE TAB 54)
EXHIBIT B Shareholders Agreement
EXHIBIT C Institutional Shareholders Agreement (SEE TAB 55)
EXHIBIT D COMPLIANCE CERTIFICATE WH HOLDINGS (CAYMAN ISLANDS) LTD. Date: , 20
EXHIBIT E GOLDEN GATE MONITORING AGREEMENT
EXHIBIT F WHITNEY MONITORING AGREEMENT
Schedule of Purchasers